COMMUNICATE.COM INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003

(Unaudited)

CONSOLIDATED BALANCE SHEETS

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

COMMUNICATE.COM INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
	(Unaudited)

Assets

CURRENT ASSETS
Cash and cash equivalents	$ 62,542	$ 55,527
Accounts receivable	18,986	19,957
Advances receivable	8,153	-
Prepaid expenses	1,975	1,975

	91,656	77,459

FIXED ASSETS (Note 3)	11,797	12,675
INTANGIBLE ASSETS HELD FOR RESALE (Note 2)	1,793,264	1,793,264

	$ 1,896,717	$ 1,883,398

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 372,728	$ 357,233
Loan payable (Note 4)	375,000	375,000
Deferred revenue	12,158	-

	759,886	732,233

COMMITMENTS AND CONTINGENCIES (Notes 1 and 9)

STOCKHOLDERS’ EQUITY
Capital stock (note 5)
Authorized
50,000,000 Common shares, $.001 par value
Issued and outstanding
14,691,339 (2001 – 14,191,339) Common shares	5,701	5,701
Additional paid in capital	3,066,516	3,066,516
Accumulated deficit	(1,940,721)	(1,946,591)
Accumulated other comprehensive income	5,335	25,539

	1,136,831	1,151,165

	$ 1,896,717	$ 1,883,398

The accompanying notes are an integral part of these interim consolidated financial statements.

COMMUNICATE.COM INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31, 2003	Three months ended March 31, 2002

REVENUES
Domain name sales	$ -	$ 200,000
Cost of domain name sales	-	82,315
Net domain name sales revenue	-	117,685
Domain name leasing and advertising revenue	81,091	69,522
Other	66	25,887

	81,157	213,094

EXPENSES
General and administrative	20,362	27,575
Professional and consulting fees	43,412	59,085
Depreciation	880	1,430

	64,654	88,090

OPERATING INCOME	16,503	125,005
INTEREST EXPENSE	(10,633)	(22,397)

NET INCOME BEFORE THE FOLLOWING	5,870	102,607
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (Note 2)	-	(1,426,736)

NET INCOME (LOSS) FOR THE PERIOD	$ 5,870	$ (1,324,129)

BASIC EARNINGS (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$ 0.00	$ 0.01
EFFECT OF ACCOUNTING CHANGE	0.00	(0.10)

BASIC EARNINGS (LOSS) PER SHARE	$ 0.00	$ (0.09)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	14,691,339	14,191,339

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATE.COM INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31, 2003	Three months ended March 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the period	$ 5,870	$ (1,324,129)
Adjustments to reconcile net income (loss) to net cash used in operating activities
- cumulative effect of accounting change	-	1,426,736
- non-cash expenses and costs of revenue	-	82,315
- depreciation and amortization	880	1,430
- accrued interest	-	13,930
- accounts receivable	971	(4,400)
- advances receivable	(8,153)	12,380
- prepaid expenses	-	4,417
- accounts payable and accrued liabilities	15,495	(65,120)
- deferred revenue	12,158	-

CASH FROM (USED IN) OPERATING ACTIVITIES	27,221	136,673

CASH FLOWS FROM FINANCING ACTIVITIES
- loan proceeds (repayments)	-	(150,000)
- lease obligation repayments	-	(10,439)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	-	(160,439)

EFFECT OF EXCHANGE RATE CHANGES	(20,206)	5,714

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,015	(17,052)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	55,527	52,672

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 62,542	$ 35,620

The accompanying notes are an integral part of these interim consolidated financial statements.

COMMUNICATE.COM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company was incorporated October 10, 1995 under the laws of the State of Nevada and effective August 24, 2000 changed its name from Troyden Corporation to Communicate.com Inc. (“CMNN” or “the Company”).  Effective November 10, 2000 the Company acquired a 52% controlling interest in Communicate.com Inc., an Alberta private company that changed it sname to Domain Holdings Inc. on April 5, 2002 (“DHI”).  During December 2000 CMNN acquired from minority shareholders an additional 31% of the outstanding shares of DHI and in the second quarter of 2002, CMNN acquired a further 10% of the outstanding shares of DHI from minority shareholders.  At December 31, 2002, CMNN owns 93% of the outstanding shares of DHI.

DHI owns a portfolio of simple, intuitive domain names.  DHI’s current business strategy is to seek partners to develop its domain names to include content, commerce and community applications.  DHI has also entered into agreements to sell or lease certain of its domain names.

The consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  At March 31, 2003 the Company has a working capital deficiency of $668,230 (2002 - $654,774) and has incurred losses since inception raising substantial doubt as to the Company’s ability to continue as a going concern.  The Company’s continued operations are dependent on its ability to obtain additional financing, settling its outstanding debts and to generate profitable operations.

Unaudited Interim Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended December 31, 2002 included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The interim unaudited consolidated financial statements should be read in conjunction with those financial statements included in the Form 10-KSB. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation

The financial statements include the accounts of the Company and the 93% interest in its subsidiary , DHI ..  All significant intercompany balances and transactions are eliminated on consolidation.

Fixed assets

Fixed assets are recorded at cost.  Depreciation is computed at the following rates over the estimated useful lives of the assets:

Computer equipment	30% declining balance
Furniture and fixtures	20% declining balance
Office equipment	20% declining balance

One-half year depreciation is taken in the year of acquisition on certain capital assets.

COMMUNICATE.COM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Revenue recognition

Revenues from the sale and lease of domain names, whose carrying values are recorded as intangible assets held for resale, consists primarily of funds earned for the transfer of rights to domain names that are currently in the Company’s control.  Collectibility of these proceeds is subject to a high level of uncertainty; accordingly revenues are recognized only as received in cash.  Lease payments paid in advance are recorded as deferred revenue.

Web advertising revenue consists primarily of commissions earned from the referral of visitors to the Company’s sites to other parties.  The amount and collectibility of these referral commissions is subject to uncertainty; accordingly revenues are recognized when the amount can be determined and collectibility can be reasonably assured.

Stock-based compensation

In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”).  The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information.  The disclosure provisions of SFAS No. 148 were effective for the Company commencing December 31, 2002 and the required disclosures have been made below.

The Company has elected to continue to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above.  In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock.  Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

The following table illustrates the pro forma effect on net income (loss) and net income (loss) per share as if the Company had accounted for its for stock-based employee compensation using the fair value provisions of SFAS No. 123 using the assumptions as described in Note 6:

		Three months ended March 31, 2003	Three months ended March 31, 2002

Net income (loss) for the period	As reported	$ 5,870	$ -
SFAS 123 compensation expense	Pro-forma	(6,143)	-

Net loss for the period	Pro-forma	(273)	$ -

Pro-forma basic net loss per share	Pro-forma	$ (0.00)	$ -

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”).  Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable.  The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

COMMUNICATE.COM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation – An Interpretation of APB Opinion No. 25 (“FIN 44”), which provides guidance as to certain applications of APB 25.  FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Income taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances.  Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the periods that the financial statements are prepared.  Actual amounts could differ from these estimates.

Foreign currency transactions

The financial statements are presented in United States dollars.  In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates that prevailed at the balance sheet date.  Revenue and expenses are translated at average rates of exchange during the year.  Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing earnings (loss) for the period by the weighted average number of common shares outstanding for the period.  Fully diluted earnings (loss) per share reflects the potential dilution of securities by including other potential common stock, including convertible preferred shares, in the weighted average number of common shares outstanding for a period and is not presented where the effect is anti-dilutive.  The presentation is only of basic earnings (loss) per share as the effect of potential dilution of securities has no effect on the current period’s basic earnings per share.

Comprehensive income

Comprehensive income is defined as the change in equity from transactions, events and circumstances, other than those resulting from investments by owners and distributions to owners.  Comprehensive income to date consists only of the net loss resulting from translation of the foreign currency financial statements of DHI.

Intangible assets held for resale

The Company has adopted the provision of the Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets.  Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually.  The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset as well as a comparison of the fair value to book value of the Company.

Effective January 1, 2002, the Company adopted the provisions of SFAS 142 which, upon adoption, requires the Company to make an initial determination as to whether an impairment of its intangible assets held for resale has occurred as a result of adopting this new accounting policy.  In accordance with the provisions of SFAS 142, the Company is required to compare its net book value to the overall market capitalization of the Company and if the market capitalization is less than the Company’s net book value, to record an impairment of its intangible assets accordingly.  As a result of applying this impairment test in the first quarter of 2002, the Company recorded a charge in the period of $1,426,736 as a cumulative effect of an accounting change.  The balance of the Company’s intangible assets, being $1,793,264 at March 31, 2003, has been determined to have an indefinite life and management has determined that the value of its intangible asset does not require a further impairment charge.

COMMUNICATE.COM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Recent accounting pronouncements

The Securities and Exchange Commission Staff Accounting Bulletin No. 101 and subsequent amendments and related releases (“SAB 101”) released during the year ended September 30, 1999 provide guidance for the recognition of revenue in financial statements.  The Company has considered the guidance presented therein and believes that the Company’s practices for the recording of revenue are consistent with this guidance.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”, which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001.  In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination.  This portion of SFAS 141 is effective for business combinations completed after June 30, 2001.  The adoption of SFAS 141 does not have a material impact on the Company’s financial position or results of operations.

Comparative figures

Certain of the comparative figures have been restated to conform to the current year’s presentation.

NOTE 3 – FIXED ASSETS

	March 31, 2002	December 31, 2002
Computer equipment	$ 208,388	$ 208,388
Furniture and fixtures	6,568	6,568
Office equipment	3,993	3,993

	218,949	218,949
Less: accumulated depreciation	(62,729)	(61,851)
Less: accumulated impairment provision	(144,423)	(144,423)

	$ 11,797	$ 12,675

NOTE 4 – LOAN PAYABLE

In connection with the acquisition of DHI, the Company entered into a Loan and Security Agreement dated November 10, 2000 with Pacific Capital Markets Inc. (“PCMI”), a British Columbia corporation.  Under the terms of the agreement, PCMI agreed to loan the Company up to $1,500,000 to satisfy its obligation pursuant to the DHI purchase agreement dated November 10, 2000.  Amounts loaned by PCMI are secured by a promissory demand note (subsequently amended to a promissory note due June 28, 2003), bearing interest at the Royal Bank of Canada United States dollar prime rate plus 2%.  In the event that the Company fails to repay the amounts due under this agreement, PCMI may, at its option, convert the balance of principal and interest due pursuant to this agreement into shares of the Company’s common stock at a price equal to 80% of the average selling price of the Company’s common stock for the fifteen days prior to conversion.  As at March 31, 2003, $375,000 has been loaned by PCMI to the Company and a total of $10,633 of interest has been paid for the three month period ended March 31, 2003.

NOTE 5 – CAPITAL STOCK

The authorized capital of the Company consists of 50,000,000 Common Shares with a par value of $.001.

During June 2002, the Company issued 500,000 shares of restricted common stock of the Company in settlement of certain accounts payable of DHI in the amount of $50,000 owing to an individual who became a director of the Company in July 2002.

COMMUNICATE.COM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

(Unaudited)

NOTE 5 – CAPITAL STOCK (cont’d)

Share Purchase Warrants

On June 28, 2002, the Company issued 2,000,000 share purchase warrants entitling the holder to purchase one share of common stock at $0.05 for a period of two years in settlement of certain accounts payable of $122,500.  The Company has accounted for these share purchase warrants in accordance with SFAS No. 123 by applying the fair value method using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 4%, an expected life of two years and an expected volatility of 201%.  The fair value of these warrants is $85,100 which resulted in a contribution to paid in capital of $85,100.

Stock options

The Company does not have a formal Stock Option Plan, however, options may be granted with terms and conditions at the discretion of the Company’s board of directors.

On July 24, 2002 the Company granted an officer 580,000 stock options at an exercise price of $0.10 per share. The options vest evenly over two years commencing July 24, 2002.  No compensation expense will be recorded upon vesting of these options in accordance with the provisions of APB No. 25 as the exercise price of the options awarded approximated the market price of the Company’s common shares as at the date of the award.

In accordance with the provisions of SFAS No. 123, for stock options granted to officers, directors and employees, the Company has provided pro forma information regarding net income (loss) and net income (loss) per share as if the Company had accounted for these stock options using the fair value method.   The fair value of the options granted in the period was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 4%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 205% and a weighted average expected life of the option of 2 years.

For purposes of the pro-forma disclosures, the estimated fair value of the options of $49,823 is amortized to expense over the vesting period.  In accordance with the provisions of SFAS 148, the Company’s pro-forma information relating to the granting and vesting of stock options has been shown in Note 2.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the period ended March 31, 2003 consulting fees and salaries totalling $36,000 (2002 - $2,000) were incurred and paid to the two officers of the Company.  At March 31, 2003 $76,000 remains owing to one officer and is included in accounts payable.  The $76,000 payable is unsecured and non-interest bearing and has no fixed terms of repayment however, management plans on paying the officer during the current fiscal year as funds become available.

NOTE 7 – FINANCIAL INSTRUMENTS

Interest rate risk exposure

The Company has limited exposure to any fluctuation in interest rates.

Foreign exchange risk

The Company is subject to foreign exchange risk for sales and purchases denominated in foreign currencies.  Foreign currency risk arises form the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar. The Company does not actively manage this risk.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable.  The Company limits its exposure to credit loss by placing its cash and cash equivalents on deposit with high credit quality financial institutions.  Receivables arising from sales to customers are generally not significant individually and are not collateralized; as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

COMMUNICATE.COM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

(Unaudited)

NOTE 7 – FINANCIAL INSTRUMENTS (cont’d)

Fair values of financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, bank indebtedness, accounts payable and accrued liabilities, loan payable, and lease obligation.  The fair values of these financial instruments approximate their carrying values.

NOTE 8 – INCOME TAXES

The Company’s subsidiary, DHI is subject to Canadian federal and British Columbia provincial taxes in Canada and the Company is subject to United States federal and state taxes.

As at March 31, 2003 the Company and its subsidiary have net operating loss carryforwards of approximately $3,600,000 that result in deferred tax assets.  The carryforwards will expire, if not utilized, commencing in 2006.  The Company’s subsidiary also has approximately $1,150,000 in fixed assets that have not been amortized for tax purposes.  These fixed assets may be amortized in future at declining balance rates ranging from 20% to 100%, as necessary to reduce taxable income.  Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company’s limited operating history and history of operating losses.  Accordingly, a full deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

No tax provision has been recorded in the current year as the Company and DHI have sufficient loss carryforwards to offset all taxable income recorded in the year.

NOTE 9 – CONTINGENCY

The former Chief Executive Officer of DHI commenced a legal action against DHI on March 9, 2000 for wrongful dismissal and breach of contract.  He is seeking, at a minimum, 18.39% of the outstanding shares of DHI, specific performance of his contract, special damages in an amount of CAN $37,537, aggravated and punitive damages, interest and costs.  On June 1, 2000, Communicate.com commenced an action against this individual claiming damages and special damages for breach of fiduciary duty and breach of his employment contract.  The outcome of these legal actions is currently not determinable and as such the amount of loss, if any; resulting from this litigation is presently not determinable.